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Exhibit (e)(12)

THIRD AMENDMENT TO AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

        This Third Amendment (the "Amendment") to the Amended and Restated Executive Employment Agreement (the "Agreement") dated September 5, 2007, as amended, by and between CryoCor, Inc., a Delaware corporation ("CryoCor"), and Helen Barold ("Barold"), is entered into effective as of April 23, 2008 (the "Effective Date").

RECITALS

        WHEREAS, CryoCor and Barold desire to amend the Agreement to revise certain circumstances upon which Barold will receive severance following a termination of her employment with the Company.

AGREEMENT

        NOW THEREFORE, in consideration of the benefits and mutual promises hereinafter set forth, the parties hereto agree as follows:

  1.
  The second sentence of Section 7.3 of the Agreement is hereby amended to substitute the date April 15, 2008 in lieu of April 30, 2008.

  2.
  Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

  3.
  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

CRYOCOR, INC.
By:	/s/ Gregory J. Tibbits
Name:	Gregory J. Tibbits
Title:	Chief Financial Officer

/s/ Helen Barold HELEN BAROLD

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  Exhibit (e)(12)